                                                     Exhibit 12


                    LACLEDE GAS COMPANY AND SUBSIDIARY COMPANIES

           SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           -------------------------------------------------------------

                                        Fiscal Year Ended September 30,
                                  ----------------------------------------
                                  1998     1997     1996     1995     1994
                                  ----     ----     ----     ----     ----
                                            (Thousands of Dollars)
Income before interest
 charges and the cumulative
 effect of change in
 accounting                    $49,162  $51,554  $50,771  $39,428  $38,611

Add: Taxes based on
       utility income           14,933   17,962   18,603    9,878   12,517

     Taxes based on
       miscellaneous income        508      392     (205)     252      121

     One third of applicable
       rentals charged to
       operating expense
      (which approximates the
      interest factor)             297      294      291      288      287
                               -------------------------------------------
        Total Earnings         $64,900  $70,202  $69,460  $49,846  $51,536
                               ===========================================

Interest on long-term debt     $14,797  $14,169  $13,939  $12,544  $12,626
Other interest                   6,473    4,919    4,008    5,983    3,768

One-third of applicable rentals
  charged to operating expense
  (which approximates the
  interest factor)                 297      294      291      288      287
                               -------------------------------------------
   Total Fixed Charges         $21,567  $19,382  $18,238  $18,815  $16,681
                               ===========================================

Ratio of Earnings to
  Fixed Charges                   3.01     3.62     3.81     2.65     3.09







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